Exhibit 99.1
Monroe Capital Corporation BDC Announces Fourth Quarter and Full Year 2023 Results
CHICAGO, IL, March 11, 2024 – Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the fourth quarter and full year ended December 31, 2023.
Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.
Fourth Quarter 2023 Financial Highlights
•Net Investment Income of $5.3 million, or $0.24 per share
•Adjusted Net Investment Income (a non-GAAP measure described below) of $5.6 million, or $0.26 per share
•Net increase in net assets resulting from operations of $1.6 million, or $0.07 per share
•Net Asset Value (“NAV”) of $203.7 million, or $9.40 per share
•Paid quarterly dividend of $0.25 per share on December 29, 2023
•Current annual cash dividend yield to shareholders of approximately 13.4% (1)
Full Year 2023 Financial Highlights
•Net Investment Income of $23.2 million, or $1.07 per share
•Adjusted Net Investment Income (a non-GAAP measure described below) of $24.1 million, or $1.11 per share
•Net increase in net assets resulting from operations of $0.4 million, or $0.02 per share
Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report that our Adjusted Net Investment Income covered our dividend for the 15th consecutive quarter. As we look ahead in 2024, our focus continues to be on portfolio credit quality while capitalizing on the current market dynamics in order to generate strong risk-adjusted returns for our stockholders.”
Monroe Capital Corporation is a business development company affiliate of the award-winning private credit investment firm and lender, Monroe Capital LLC.
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(1) Based on an annualized dividend and closing share price as of March 8, 2024.

Management Commentary
Adjusted Net Investment Income totaled $5.6 million or $0.26 per share for the quarter ended December 31, 2023. This compares with $5.5 million or $0.25 per share for the quarter ended September 30, 2023. The slight increase in Adjusted Net Investment Income during the quarter is driven by a combination of factors, including a comparatively smaller reversal of previously accrued fee income and reductions in interest expense as a result of lower leverage during the quarter. These increases were partially offset by a decrease in interest income as a result of a decrease in average invested assets. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV decreased by $0.18 per share, or 1.9%, to $203.7 million or $9.40 per share as of December 31, 2023, compared to $207.6 million or $9.58 per share as of September 30, 2023. The decrease in NAV this quarter was primarily the result of net unrealized losses on the portfolio attributable to a few specific legacy portfolio companies that continued to be affected by macroeconomic and idiosyncratic challenges which impacted financial performance.

During the quarter, MRCC’s debt-to-equity leverage decreased from 1.60 times debt-to-equity to 1.49 times debt-to-equity. The decrease in leverage was primarily driven by an increase in proceeds from sales and paydowns received during the quarter which were used to paydown the revolving credit facility. We continue to focus on managing our investment portfolio and selectively redeploying capital resulting from repayments.
Selected Financial Highlights
(in thousands, except per share data)

	December 31, 2023	September 30, 2023

Consolidated Statements of Assets and Liabilities data:	(audited)	(unaudited)
Investments, at fair value	$488,386	$518,284
Total assets	513,186	542,536
Total net assets	203,724	207,555
Net asset value per share	9.40	9.58

	For the Quarters Ended
	December 31, 2023	September 30, 2023

Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,278	$5,420
Adjusted net investment income (2)	5,589	5,515
Net gain (loss)	(3,694)	(5,656)
Net increase (decrease) in net assets resulting from operations	1,584	(236)

Per share data:
Net investment income	$0.24	$0.25
Adjusted net investment income (2)	0.26	0.25
Net gain (loss)	(0.17)	(0.26)
Net increase (decrease) in net assets resulting from operations	0.07	(0.01)
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(2) See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review
The Company had debt and equity investments in 96 portfolio companies, with a total fair value of $488.4 million as of December 31, 2023, as compared to debt and equity investments in 99 portfolio companies, with a total fair value of $518.3 million, as of September 30, 2023. The Company’s portfolio consists primarily of first lien loans, representing 82.4% of the portfolio as of December 31, 2023, and 82.9% of the portfolio as of September 30, 2023. As of December 31, 2023, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 12.1% and 12.1%, respectively, as compared to the weighted average contractual and effective yield of 12.4% and 12.5%, respectively, as of September 30, 2023. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of December 31, 2023, 1.5% of the Company’s total investments at fair value were on non-accrual as compared to 1.2% as of September 30, 2023.
Financial Review
Results of Operations: Fourth Quarter 2023

Net investment income for the quarter ended December 31, 2023 totaled $5.3 million, or $0.24 per share, compared to $5.4 million, or $0.25 per share, for the quarter ended September 30, 2023. Adjusted Net Investment Income was $5.6 million, or $0.26 per share, for the quarter ended December 31, 2023, compared to $5.5 million, or $0.25 per share, for the quarter ended September 30, 2023. Investment income for the quarter ended December 31, 2023 totaled $15.5 million, compared to $15.6 million for the quarter ended September 30, 2023. Both quarters included an impact for the reversal of previously accrued fee income associated with the Company’s former loan investment in IT Global Holdings, LLC (“IT Global”), $0.5 million for the quarter ended December 31, 2023 and $1.1 million for the quarter ended September 30, 2023. The Company has no remaining fee income accrued associated with IT Global. Excluding the impact of these fee income reversals, investment income decreased by $0.7 million, primarily as a result of the decrease in the size of the Company’s average investment portfolio during the quarter. Total expenses for the quarter ended December 31, 2023 totaled $10.2 million, consistent with $10.2 million for the quarter ended September 30, 2023. A decline in interest and other debt financing expenses driven by a reduction in the Company’s average leverage level was offset by an increase in income taxes, including excise taxes, primarily associated with blocker entities that hold certain of the Company’s equity investments.

Net gain (loss) was ($3.7) million for the quarter ended December 31, 2023, compared to ($5.7) million for the quarter ended September 30, 2023. This net loss for the quarter ended December 31, 2023 was primarily attributable to unrealized mark-to-market losses of a few specific legacy portfolio companies.

Net increase (decrease) in net assets resulting from operations was $1.6 million, or $0.07 per share, for the quarter ended December 31, 2023, compared to ($0.2) million, or ($0.01) per share, for the quarter ended September 30, 2023.

Results of Operations: Full Year 2023

Net investment income for the year ended December 31, 2023 totaled $23.2 million, or $1.07 per share, compared to $22.2 million, or $1.02 per share, for the year ended December 31, 2022. Adjusted Net Investment Income was $24.1 million, or $1.11 per share, for the year ended December 31, 2023, compared to $23.6 million, or $1.09 per share, for the year ended December 31, 2022. Investment income for the year ended December 31, 2023 totaled $64.3 million, compared to $56.6 million for the year ended December 31, 2022. The increase in investment income compared to prior year was primarily the result of an increase interest income, partially offset by a decrease in fee income. Investment income for the year ended December 31, 2023 included the reversal of $1.6 million of previously accrued fee income associated with the Company’s former loan investment in IT Global and the year ended December 31, 2022 included the one-time benefit of $2.0 million in previously unrecorded interest income associated with the repayment of the Company’s former loan investment in Curion Holdings, LLC (“Curion”). Excluding these two non-recurring items, investment income increased $11.3 million, primarily as a result of an increase in interest income due to the increases in effective rates on the portfolio from the rising interest rate environment. Total expenses, net of incentive fee and management fee waivers, for the year ended December 31, 2023 totaled $41.0 million, compared to $34.4 million for the year ended December 31, 2022. The $6.6 million increase in expenses during the year was primarily driven by an increase in interest and other debt financing expenses, resulting from the rising interest rate environment, and an increase in incentive fees driven by stronger pre-incentive fee net investment income performance.

Net gain (loss) was ($22.9) million for the year ended December 31, 2023, compared to ($25.0) million for the year ended December 31, 2022. Net realized and unrealized gains (losses) on investments were ($23.0) million for the year ended December 31, 2023. This net loss was primarily attributable to unrealized mark-to-market losses of a few specific legacy portfolio companies that continue to be affected by macroeconomic and idiosyncratic challenges and the Company’s investment in MRCC Senior Loan Fund I, LLC (“SLF”). The decrease in value at the SLF was driven by net losses on the SLF’s investments, which are loans to traditional upper middle-market borrowers.

Net increase (decrease) in net assets resulting from operations was $0.4 million, or $0.02 per share, for the year ended December 31, 2023, compared to ($2.8) million, or ($0.13) per share, for the year ended December 31, 2022.
Liquidity and Capital Resources
At December 31, 2023, the Company had $5.0 million in cash and cash equivalents, $174.1 million of debt outstanding on its revolving credit facility and $130.0 million of debt outstanding on its 2026 Notes. As of December 31, 2023, the Company had approximately $80.9 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.
MRCC Senior Loan Fund
SLF is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of December 31, 2023, the Company had made net capital contributions of $42.7 million in SLF with a fair value of $33.1 million, as compared to net capital contributions of $42.7 million in SLF with a fair value of $33.3 million at September 30, 2023. During the quarter ended December 31, 2023, the Company received dividend income from SLF of $0.9 million, consistent with the $0.9 million received during the quarter ended September 30, 2023. SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. SLF’s average mark on the underlying investment portfolio increased by 1.5% during the quarter, from 89.4% of amortized cost as of September 30, 2023, to 90.9% of amortized cost as of December 31, 2023, primarily as a result of the realization of a debt position during the quarter.

As of December 31, 2023, SLF had total assets of $148.4 million (including investments at fair value of $139.9 million), total liabilities of $82.2 million (including borrowings under the $110.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $82.0 million) and total members’ capital of $66.2 million. As of September 30, 2023, SLF had total assets of $158.7 million (including investments at fair value of $148.2 million), total liabilities of $92.1 million (including borrowings under the SLF Credit Facility of $92.1 million) and total members’ capital of $66.6 million.
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following tables provide a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the Quarters Ended
	December 31, 2023		September 30, 2023
	Amount	Per Share Amount	Amount	Per Share Amount

	(in thousands, except per share data)
Net investment income	$5,278	$0.24	$5,420	$0.25
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	311	0.02	95	0.00
Adjusted Net Investment Income	$5,589	$0.26	$5,515	$0.25

	For the Years Ended
	December 31, 2023		December 31, 2022
	Amount	Per Share Amount	Amount	Per Share Amount

	(in thousands, except per share data)
Net investment income	$23,249	$1.07	$22,192	$1.02
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	806	0.04	1,405	0.07
Adjusted Net Investment Income	$24,055	$1.11	$23,597	$1.09
Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Fourth Quarter 2023 Financial Results Conference Call
The Company will host a webcast and conference call to discuss these operating and financial results on Tuesday, March 12, 2024 at 11:00 a.m. ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (800) 715-9871 approximately 10 minutes prior to the call. Please reference conference ID # 6675350.
For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.
For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2023 to be filed with the SEC (www.sec.gov) on Monday, March 11, 2024.

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	December 31, 2023	September 30, 2023	December 31, 2022

	(audited)	(unaudited)	(audited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$371,723	$400,117	$418,913
Non-controlled affiliate company investments	83,541	84,898	86,618
Controlled affiliate company investments	33,122	33,269	35,509
Total investments, at fair value (amortized cost of: $510,876, $536,795 and $579,307, respectively)	488,386	518,284	541,040
Cash and cash equivalents	4,958	5,324	5,450
Unrealized gain on foreign currency forward contracts	—	—	1,507
Interest and dividend receivable	19,349	18,627	16,457
Other assets	493	301	541
Total assets	513,186	542,536	564,995

LIABILITIES
Debt:
Revolving credit facility	174,100	201,100	204,600
2026 Notes	130,000	130,000	130,000
Total debt	304,100	331,100	334,600
Less: Unamortized deferred financing costs	(3,235)	(3,566)	(4,486)
Total debt, less unamortized deferred financing costs	300,865	327,534	330,114
Interest payable	3,078	1,621	3,041
Management fees payable	2,100	2,140	2,221
Incentive fees payable	1,319	1,355	1,380
Accounts payable and accrued expenses	2,100	2,293	3,220
Directors' fees payable	—	38	-
Total liabilities	309,462	334,981	339,976
Net assets	$203,724	$207,555	$225,019

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,666, 21,666 and 21,666 shares issued and outstanding, respectively	$22	$22	$22
Capital in excess of par value	298,127	298,700	298,700
Accumulated undistributed (overdistributed) earnings	(94,425)	(91,167)	(73,703)
Total net assets	$203,724	$207,555	$225,019
Net asset value per share	$9.40	$9.58	$10.39

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Quarters Ended		For the Years Ended
	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
	(unaudited)		(audited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$11,459	$11,858	$46,241	$35,751
Payment-in-kind interest income	830	649	3,070	3,009
Dividend income	67	65	305	372
Fee income	(323)	(836)	(679)	2,380
Total investment income from non-controlled/non-affiliate company investments	12,033	11,736	48,937	41,512
Non-controlled affiliate company investments:
Interest income	1,134	1,174	5,140	7,585
Payment-in-kind interest income	1,384	1,781	6,337	3,680
Dividend income	52	52	283	189
Total investment income from non-controlled affiliate company investments	2,570	3,007	11,760	11,454
Controlled affiliate company investments:
Dividend income	900	900	3,600	3,600
Total investment income from controlled affiliate company investments	900	900	3,600	3,600
Total investment income	15,503	15,643	64,297	56,566
Operating expenses:
Interest and other debt financing expenses	5,669	5,874	22,847	17,080
Base management fees	2,100	2,140	8,603	9,055
Incentive fees	1,319	1,355	5,812	4,127
Professional fees	178	189	719	894
Administrative service fees	233	228	940	1,163
General and administrative expenses	381	304	1,174	1,082
Directors' fees	34	38	147	148
Operating expenses before fee waivers	9,914	10,128	40,242	33,549
Base management fee waivers	—	—	—	(55)
Incentive fee waivers	—	—	—	(525)
Total operating expenses, net of fee waivers	9,914	10,128	40,242	32,969
Net investment income before income taxes	5,589	5,515	24,055	23,597
Income taxes, including excise taxes	311	95	806	1,405
Net investment income	5,278	5,420	23,249	22,192
Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	285	30	(38,769)	(1,129)
Non-controlled affiliate company investments	—	—	—	(1)
Extinguishment of debt	—	—	—	(1,039)
Foreign currency forward contracts	—	—	1,756	119
Foreign currency and other transactions	—	(4)	(135)	(36)
Net realized gain (loss)	285	26	(37,148)	(2,086)
Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(2,437)	(3,346)	22,154	(12,287)
Non-controlled affiliate company investments	(1,395)	(1,061)	(3,990)	(5,379)
Controlled affiliate company investments	(147)	(1,276)	(2,387)	(6,116)
Foreign currency forward contracts	—	—	(1,507)	726
Foreign currency and other transactions	—	1	—	164
Net change in unrealized gain (loss)	(3,979)	(5,682)	14,270	(22,892)
Net gain (loss)	(3,694)	(5,656)	(22,878)	(24,978)
Net increase (decrease) in net assets resulting from operations	$1,584	$(236)	$371	$(2,786)

Per common share data:
Net investment income per share - basic and diluted	$0.24	$0.25	$1.07	$1.02
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.07	$(0.01)	$0.02	$(0.13)
Weighted average common shares outstanding - basic and diluted	21,666	21,666	21,666	21,666

Additional Supplemental Information:
The composition of the Company’s investment income was as follows (in thousands):

	For the Quarters Ended		For the Years Ended
	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022

	(unaudited)		(audited)
Interest income	$12,226	$12,804	$49,779	$41,449
Payment-in-kind interest income	2,214	2,430	9,407	6,689
Dividend income	1,019	1,017	4,188	4,161
Fee income	(323)	(836)	(679)	2,380
Prepayment gain (loss)	175	29	553	803
Accretion of discounts and amortization of premiums	192	199	1,049	1,084
Total investment income	$15,503	$15,643	$64,297	$56,566
The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the Quarters Ended		For the Years Ended
	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022

	(unaudited)		(audited)
Interest expense - revolving credit facility	$3,783	$3,989	$15,319	$8,442
Interest expense - 2026 Notes	1,555	1,555	6,220	6,220
Interest expense - SBA debentures	—	—	—	292
Amortization of deferred financing costs	331	330	1,308	2,126
Total interest and other debt financing expenses	$5,669	$5,874	$22,847	$17,080

About Monroe Capital Corporation
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.
About Monroe Capital
Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains 10 offices throughout the United States and Asia.
Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2023 Lower Mid-Market Lender of the Decade, 2023 Lower Mid-Market Lender of the Year, 2023 CLO Manager of the Year, Americas; Inc.’s 2023 Founder-Friendly Investors List; Global M&A Network as the 2023 Lower Mid-Markets Lender of the Year, U.S.A.; DealCatalyst as the 2022 Best CLO Manager of the Year; Korean Economic Daily as the 2022 Best Performance in Private Debt – Mid Cap; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.
Forward-Looking Statements
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
SOURCE:          Monroe Capital Corporation

Investor Contact:	Mick Solimene
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 598-8401
Email: msolimene@monroecap.com

Media Contact:	Daniel Abramson
BackBay Communications
(857) 305-8441
Email: daniel.abramson@backbaycommunications.com